UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 9, 2017

Commission File Number:  0-23153

Track Group, Inc.
(Exact name of registrant as specified in its charter.)

Delaware
(State or other jurisdiction of incorporation or organization)
87-0543981
(IRS Employer Identification No.)

1215 W. Lakeview Court, Romeoville, Illinois 60446
(Address of principal executive offices)

(877) 260-2010
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2)
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01 Entry into a Material Definitive Agreement.

On October 9, 2017, Track Group, Inc. (the "Company") entered into a Debt Exchange Agreement (the "Agreement") with Conrent Invest S.A. ("Conrent"), pursuant to which the entire unpaid principal amount and all unpaid accrued interest due under the terms of the Amended and Restated Facility Agreement entered into by and between the Company and Conrent, dated June 30, 2015 (the "Facility Agreement"), totaling $34,716,800 on the Closing Date, as such term is defined below (the "Indebtedness"), is proposed to be exchanged (the "Debt Exchange") for that number of shares of the Company's newly designated Series A Convertible Preferred Stock ("Series A Preferred") equal to the total Indebtedness divided by $35.00 (the "Liquidation Preference").

The closing of the Debt Exchange is anticipated to be on or about October 31, 2017 ("Closing Date"), and is conditioned on, among other closing conditions, Conrent obtaining the consent of holders of at least 75% of the principal amount of certain debt securities issued by Conrent to finance the loans provided under the Facility Agreement ("Noteholder Consent"). In the event Noteholder Consent is not obtained by October 31, 2017, the Indebtedness will increase by approximately $6,750.00 per day, until Noteholder Consent is obtained; provided, however, in the event Noteholder Consent is not obtained on or before December 31, 2017, the Agreement will terminate and be of no further force or effect, and all amounts due and owing Conrent under the terms of the Facility Agreement will be due and payable to Conrent.

Although no assurances can be given, the difference between the total number of shares of Series A Preferred anticipated to be issued to Conrent under the terms of the Agreement, or approximately 992,000 shares, and the 1,200,000 shares designated as Series A Preferred under the Certificate of Designation, are currently intended to be used to restructure additional indebtedness of the Company, and for other corporate purposes.

The foregoing description of the Agreement does not purport to be complete, and is qualified in its entirety by reference to the Agreement, attached hereto asÂ Exhibit 10.1, which is incorporated by reference herein.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

On October 12, 2017, the Company filed a Certificate of Designation of the Relative Rights and Preferences with the Delaware Division of Corporations (the "Certificate of Designation"), designating 1,200,000 shares of the Company's preferred stock, par value $0.0001, as Series A Preferred. Shares of Series A Preferred rank senior to the Company's common stock, par value $0.0001 ("Common Stock"), and all other classes and series of equity securities of the Company that by their terms do not rank senior to the Series A Preferred. Each share of Series A Preferred has a Liquidation Preference of $35.00 per share, and is convertible, at the holder's option, into ten (10) shares of the Company's Common Stock, subject to adjustments as set forth in the Certificate of Designation, at any time beginning five hundred and forty (540) days after the date of issuance. Except with respect to transactions upon which the Series A Preferred shall be entitled to vote separately as a class under the terms of the Certificate of Designation, the Series A Preferred shall have no voting rights.

The foregoing description of the Certificate of Designation does not purport to be complete, and is qualified in its entirety by reference to the Certificate of Designation, attached hereto as Exhibit 3.1, which is incorporated by reference herein.

Item 8.01 Other Events.

See Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

See Exhibit Index.

Disclaimer.

This Current Report on Form 8-K may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements with respect to the Company's plans, objectives, expectations and intentions; and (ii) other statements identified by words such as "may", "could", "would", "should", "believes", "expects","anticipates", "estimates", "intends", "plans" or similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Track Group, Inc.

Date:   October 13, 2017
By:	/s/ Peter Poli

Name: Peter Poli
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-3.1	Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock, dated October 12, 2017
EX-10.1	Debt Exchange Agreement, dated October 9, 2017